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Media Relations: Linda McDougall, 816-932-7542, lmcdougall@hrblock.com

Investor Relations: Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK ADDS JERRY CHOATE TO BOARD OF DIRECTORS

FOR RELEASE APRIL 25, 2006

KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today announced the election of Jerry D. Choate to its board of directors effective April 24, 2006. Mr. Choate becomes the eleventh member of H&R Block’s board.

Mr. Choate retired in January 1999 after a 36-year career with Allstate Corp., an insurance holding company, where he had served as the company’s chairman and chief executive officer since 1995.

“Jerry brings a wealth of management experience to H&R Block’s board and will be a strong addition,” said Tom D. Seip, chairman of the board’s governance and nominating committee.

Mark A. Ernst, H&R Block’s chairman and chief executive officer said, “Jerry’s background in the consumer financial services industry will be valuable to me and our management team as we expand the ways in which we serve our clients.”

Mr. Choate is also a director of Amgen Inc. and Valero Energy Corp., and serves on the board of trustees for the Van Kampen Mutual Funds. He is a graduate of San Jose State University in California.

Nine of H&R Block’s 11 directors are independent, based on the board’s 2006 determination. Mr. Ernst is the only employee director.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.4 billion and net income of $636 million in fiscal year 2005 from operations in four principal business segments: tax preparation and advice via in-office, online and software solutions; investment and financial advisory services; retail and wholesale mortgage services; and tax/accounting/business consulting services for mid-sized businesses. Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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